SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934

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                         Date of Report: August 5, 2003

                              EPHONE Telecom, Inc.
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               (Exact Name of Registrant as Specified in Charter)

            Florida                    000-27699                 98-0204749
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(State or other jurisdiction     (Commission File Number)      (IRS Employer
       of incorporation)                                     Identification No.)

  66 Hawley Road, Oxford, Connecticut                                06478
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(Address of principal executive offices)                          (Zip code)

Registrant's telephone number, including area code:              (703) 787-7000
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS


         On August 5, 2003, the Company and Champion Teleport, Inc. ("Champion") finalized their agreement to merge Champion with and into a wholly-owned subsidiary of the Company. In connection with this proposed transaction, the Company has agreed to issue to the Champion shareholders 80.8% of its outstanding common stock on a fully-diluted basis, which on the date of the merger would have been 399,000,000 restricted shares of its common stock. 54,000,000 restricted shares of the total 399,000,000 restricted shares are being issued to the Champion shareholders. In order to issue the additional 345,000,000 restricted shares to the Champion shareholders it is necessary for the Company to increase its authorized shares of common stock from 150,000,000 to 600,000,000, which the Company has agreed to propose at its annual meeting. Therefore, the remaining 345,000,000 restricted shares that have not been issued to the Champion shareholders will be issued to the Champion shareholders upon completion of its increase in its authorized shares of common stock. The Company received an opinion as to the "fairness" of the transaction, from a financial point of view, from Evergreen Capital.


         Champion brings a variety of assets and capabilities to the Company, which we believe will allow us to develop and launch new products and extend services to a broader geographic area. Champion locates its equipment in a building leased from an associated company and has licenses to operate as a Teleport in Oxford, Connecticut. On July 1, 2003, we entered into a lease with an affiliate of Champion for the large, computer grade, equipment/office building that will house our Executive and Operational Offices, our Global Network Management Center, our main back office computer systems and some operational network equipment. The Teleport also is fully equipped with two large 13m satellite dishes and numerous smaller receive and transmit dishes, that can be used to provide a range of satellite delivered IP and VoIP services. Finally, the Teleport is fully equipped with a wide range of audio/visual equipment necessary to develop and launch streaming media services over the Internet.

         We believe that voice over Internet Protocol (VoIP) services are now forming a substantial part of the International Voice business, and recent moves by Cisco among other companies to develop and launch WiFi based VoIP handsets will create the momentum to move the conversion of Voice into IP packets to the customer's desk - potentially providing the full bypass of the local loop/RBOC infrastructure and giving fast agile companies the edge to gain significant market share in the entire retail voice business. WiFi is creating great interest but more importantly tremendous opportunities for those companies who already have in place VoIP and satellite networks. This is because WiFi is a technology with great capacity, but relatively low reach. Cost effective solutions can often require the delivery of the "backbone broadband connection" to small pockets of deployed antennas, covering an office park or residential development and the unique "broadcast" capability of satellite can deliver backbone services ( with VoIP) to many distinct deployments very cost effectively.

         In the International market, especially in South America, Africa, Eastern Europe and the Middle East, there are many new companies taking opportunity of liberalizing market places. We believe that ePHONE and Champion can deliver a complete packaged solution to a new carrier in those markets, delivering a backbone IP connection for Internet services, carrying voice into and out of the country at very low cost. We believe that this integrated package will increase speed to market and give the new company a significant edge in increasing market share. Demand for such service packages delivered by satellite broadband connectivity is growing worldwide, and is especially popular in markets such as Africa and Latin America, where terrestrial and internet infrastructure is weak or non-existent and phone calling is cost prohibitive.

         We believe that this integration of Voice, IP and Broadband Satellite will provide ePHONE and Champion as a combined company with the ability to demonstrate the innovation of the two companies and opens up numerous opportunities as we move forward in delivering quality products to the a global customer base. In this evolving market, we believe that ePHONE and Champion, with sufficient immediate funding, are well positioned to take advantage of their respective technologies to provide a host of innovative, reliable and affordable services to a broad customer base.

ITEM 6.  RESIGNATION OF REGISTRANT'S DIRECTORS

         Charlie Rodriguez, former chief financial officer, Secretary and Director of the company, tendered his resignation for personal reasons effective August 1, 2003. The Company is actively recruiting for a Chief Financial Officer. Mahmoud Wahba (the majority holder of Champion capital stock) was elected a Director on May 27, 2003. On August 5, 2003, Mr. Wahba was elected President and Carmine Taglialatela, Jr., is continuing as Chief Executive Officer. John Wahba (Mr. Mahmoud Wahba's son ) was appointed a Director of the Company on August 5, 2003.

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ITEM 7.  EXHIBITS

Exhibit 99.1 Agreement and Plan of Merger by and among ePHONE Telecom, Inc., Champion Teleport, Inc. and ePHONE Merger Corp. dated as of August 5, 2003

Exhibit 99.2 Letters of Resignation from Charlie Rodriguez dated July 24, 2003 and July 30, 2003.



                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Signature                                                       Date
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By:      /s/ Carmine Taglialatela, Jr.                          August 22, 2003
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         Carmine Taglialatela, Jr., CEO


























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